FIRST AMENDMENT TO STATE BANK FINANCIAL CORPORATION
2011 OMNIBUS EQUITY COMPENSATION PLAN

THIS FIRST AMENDMENT TO THE STATE BANK FINANCIAL CORPORATION 2011 OMNIBUS EQUITY COMPENSATION PLAN (the “First Amendment”) is effective as of the 20th day of November, 2013.

WHEREAS, the State Bank Financial Corporation 2011 Omnibus Equity Compensation Plan (the “Plan”) has been approved by the Board of Directors and the shareholders of the Company; and
WHEREAS, pursuant to Section 15.1 of the Plan, on November 20, 2013, the Board of Directors of the Company approved an amendment to the Plan to permit an adjustment of the exercise prices of outstanding Options issued under the Plan upon the issuance of an extraordinary cash dividend, so long as any such adjustment does not increase the intrinsic value of any such Option, as measured before the ex-dividend date of any such dividend.
NOW, THEREFORE, in order to implement the changes to the Plan as approved by the Board of Directors, the Company hereby amends the Plan as follows:

1.	Section 4.4 of the Plan is hereby deleted in its entirety and replaced with the following:

“4.4 Adjustments for Stock Split, Stock Dividend, Extraordinary Cash Dividend. In connection with an extraordinary cash dividend, the Committee shall have the discretion to reduce the exercise price of outstanding Options so long as any such adjustment does not increase the intrinsic value of any such Option, as measured before the ex-dividend date of any such dividend. Furthermore, if the Company shall at any time increase or decrease the number of its outstanding shares of Stock or change in any way the rights and privileges of such shares by means of the payment of a Stock dividend or any other distribution upon such shares payable in Stock or rights to acquire Stock, or through a Stock split, reverse Stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock (any of the foregoing being herein called a “capital restructuring”), then in relation to the Stock that is affected by one or more of the above events, the numbers, rights, and privileges of the following shall be, in each case, equitably and proportionally adjusted to take into account the occurrence of any of the above events, (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued pursuant to subsections 4.1 and 4.10, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424(h) of the Internal Revenue Code, (iv) the Performance Goals, and (v) the individual limitations applicable to Awards.”

2.	All capitalized terms not otherwise defined in this First Amendment shall have the same meanings ascribed to them in the Plan.

3.	After the date of this First Amendment, all references in the Plan to the “Plan” shall mean the Plan, as amended by this First Amendment.

4.
This First Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein, and the Plan, as amended hereby, shall remain in full force and effect as so amended.

Effective: November 20, 2013

STATE BANK FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight, Jr.
Name:	J. Daniel Speight, Jr.
Title:	Vice Chairman, Chief Operating Officer, Secretary

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